Marsh 212 345 5000 www.corporate.marsh.com

News release	Exhibit 99.1

Marsh reports strong first quarter 2026 results
•Revenue Growth of 8%; Underlying Revenue Growth of 4%
•GAAP Operating Income Decreases 12%; Adjusted Operating Income Increases 8%
•First Quarter GAAP EPS of $2.36; Adjusted EPS Increases 8% to $3.29

NEW YORK, April 16, 2026 – Marsh (NYSE: MRSH), a global leader in risk, reinsurance and capital, people and investments, and management consulting, today reported financial results for the first quarter ended March 31, 2026.
John Doyle, President and CEO, said: "We had a solid start to the year, and I am pleased with our execution in a dynamic and challenging environment. For the quarter, we generated 8% overall revenue growth, 4% underlying revenue growth, 8% adjusted operating income growth, and 8% adjusted EPS growth."
"Our results reflect Marsh's market leadership, our clients' trust in our team's expertise, and the strength of our data and insights."
Consolidated Results
Consolidated revenue in the first quarter of 2026 was $7.6 billion, an increase of 8% compared with the first quarter of 2025, or 4% on an underlying basis. Operating income fell 12% to $1.8 billion and included a $425 million charge related to the Greensill litigation. Adjusted operating income, which excludes noteworthy items and identified intangible amortization expense as presented in the attached supplemental schedules, rose 8% to $2.4 billion. Net income attributable to the Company was $1.1 billion. Earnings per share were $2.36. Adjusted earnings per share increased 8% to $3.29.

Risk and Insurance Services
Risk & Insurance Services revenue was $5.1 billion in the first quarter of 2026, an increase of 6%, or 3% on an underlying basis. Operating income decreased 19% to $1.3 billion and included the charge related to the Greensill litigation, while adjusted operating income increased 7% to $1.9 billion.
Marsh Risk's revenue in the first quarter of 2026 was $3.7 billion, an increase of 8%, or 4% on an underlying basis. In U.S./Canada, underlying revenue growth was 3%. In International, underlying revenue growth was 5%, and included 6% growth in EMEA, 5% growth in Asia Pacific, and 2% growth in Latin America.
Guy Carpenter's revenue in the first quarter was $1.2 billion, an increase of 3%, or 2% on an underlying basis.
Consulting
Consulting revenue was $2.6 billion in the first quarter of 2026, an increase of 11%, or 5% on an underlying basis. Operating income increased 15% to $525 million, while adjusted operating income increased 13% to $552 million.
Mercer's revenue in the first quarter was $1.7 billion, an increase of 11%, or 5% on an underlying basis. Wealth revenue grew 5%, Health revenue increased 6%, and Career revenue declined 2%, all on an underlying basis.
Marsh Management Consulting's revenue in the first quarter of 2026 was $897 million, an increase of 10%, or 6% on an underlying basis.
Other Items
The Company repurchased approximately 4.2 million shares of stock for $750 million in the first quarter of 2026.
In the first quarter of 2026, the Company issued $600 million of senior notes and repaid $600 million of senior notes that matured.
Conference Call
A conference call to discuss first quarter 2026 results will be held today at 8:30 a.m. Eastern time. The live audio webcast may be accessed at corporate.marsh.com. A replay of the webcast will be available approximately two hours after the event. The webcast is listen-only. Those interested in participating in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call.

About Marsh
Marsh (NYSE: MRSH) is a global leader in risk, reinsurance and capital, people and investments, and management consulting, advising clients in 130 countries. With annual revenue of $27 billion and more than 95,000 colleagues, Marsh helps build the confidence to thrive through the power of perspective. For more information, visit corporate.marsh.com, or follow us on LinkedIn and X.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from the conflict in the Middle East and other wars and global conflicts, social unrest, tariffs or changes in trade policies, slower GDP growth or recession, fluctuations in foreign exchange rates, lower interest rates, capital markets volatility, inflation and changes in insurance premium rates;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations, or the operations of our third party vendors, and result in the disclosure of confidential client or company information;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity, data privacy and artificial intelligence regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures and market changes in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•our ability to fully realize the opportunities and efficiencies from the Thrive program, which focuses on our brand strategy, delivering greater value to clients, accelerating growth and improving efficiency;
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams; and
•the impact of changes in tax laws, guidance and interpretations, such as the implementation of the Organization for Economic Cooperation and Development international tax framework, or the increasing number of challenges from tax authorities in the current global tax environment.
The factors identified above are not exhaustive. Marsh and its consolidated subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning the Company, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$7,597	$7,061
Expense:
Compensation and benefits	4,130	3,850
Other operating expenses	1,713	1,206
Operating expenses	5,843	5,056
Operating income	1,754	2,005
Other net benefit credits	50	43
Interest income	11	19
Interest expense	(240)	(245)
Investment income	6	5
Income before income taxes	1,581	1,827
Income tax expense	395	415
Net income before non-controlling interests	1,186	1,412
Less: Net income attributable to non-controlling interests	40	31
Net income attributable to the Company	$1,146	$1,381
Net income per share attributable to the Company:
- Basic	$2.37	$2.81
- Diluted	$2.36	$2.79
Average number of shares outstanding:
- Basic	484	492
- Diluted	486	495
Shares outstanding at March 31	482	493

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company advises clients in 130 countries. As a result, foreign exchange rate movements may impact period over period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue. Non-GAAP underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2026	2025
Risk and Insurance Services
Marsh Risk	$3,726	$3,453	8%	3%	1%	4%
Guy Carpenter	1,240	1,206	3%	2%	(1)%	2%
Subtotal	4,966	4,659	7%	3%	—	4%
Fiduciary Interest Income	85	103
Total Risk and Insurance Services	5,051	4,762	6%	3%	—	3%
Consulting
Mercer	1,661	1,496	11%	5%	2%	5%
Marsh Management Consulting	897	818	10%	3%	—	6%
Total Consulting	2,558	2,314	11%	4%	1%	5%
Corporate Eliminations	(12)	(15)
Total Revenue	$7,597	$7,061	8%	3%	1%	4%
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2026	2025
Marsh Risk:
EMEA	$1,208	$1,059	14%	8%	1%	6%
Asia Pacific	369	335	10%	4%	1%	5%
Latin America	136	124	10%	7%	—	2%
Total International	1,713	1,518	13%	7%	1%	5%
U.S./Canada	2,013	1,935	4%	—	—	3%
Total Marsh Risk	$3,726	$3,453	8%	3%	1%	4%
Mercer:
Wealth	$752	$670	12%	6%	1%	5%
Health	661	608	9%	3%	(1)%	6%
Career	248	218	13%	5%	11%	(2)%
Total Mercer	$1,661	$1,496	11%	5%	2%	5%

* Rounded to whole percentages. Components of revenue may not add due to rounding.
** Acquisitions, dispositions and other includes the impact of current and prior year items excluded from the calculation of non-GAAP underlying revenue for comparability purposes. Details on these items are provided in the reconciliation of non-GAAP revenue to GAAP revenue tables included in this release.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)
Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G and item 10(e) Regulation S-K in accordance with the Securities Exchange Act of 1934. These measures are: non-GAAP revenue, adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.
The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items and identified intangible amortization expense from the Company's GAAP operating income (loss). The following tables reconcile adjusted operating income (loss) to GAAP operating income (loss) on a consolidated and reportable segment basis for the three months ended March 31, 2026 and 2025. The following tables also present adjusted operating margin. For the three months ended March 31, 2026 and 2025, adjusted operating margin is calculated by dividing the sum of adjusted operating income by consolidated or segment adjusted revenue. The Company's adjusted revenue used in the determination of adjusted operating margin is calculated by excluding the impact of certain noteworthy items from the Company's GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2026
Operating income (loss)	$1,311	$525	$(82)	$1,754
Operating margin	26.0%	20.5%	N/A	23.1%
Add (deduct) impact of noteworthy items:
Restructuring (a)	27	13	5	45
Changes in contingent and deferred consideration (b)	15	1	—	16
McGriff integration and retention related costs	39	—	3	42
Greensill litigation (c)	425	—	—	425
Acquisition and disposition related gains	(1)	(6)	—	(7)
Total noteworthy items	505	8	8	521
Identified intangible amortization expense	119	19	—	138
Operating income adjustments	624	27	8	659
Adjusted operating income (loss)	$1,935	$552	$(74)	$2,413
Adjusted operating margin	38.3%	21.6%	N/A	31.8%

Three Months Ended March 31, 2025
Operating income (loss)	$1,613	$456	$(64)	$2,005
Operating margin	33.9%	19.7%	N/A	28.4%
Add (deduct) impact of noteworthy items:
Restructuring (a)	23	8	1	32
Changes in contingent and deferred consideration (b)	3	6	—	9
McGriff integration and retention related costs	69	—	—	69
Acquisition related costs (d)	7	2	—	9
Acquisition and disposition related gains (e)	(28)	—	—	(28)
Total noteworthy items	74	16	1	91
Identified intangible amortization expense	120	19	—	139
Operating income adjustments	194	35	1	230
Adjusted operating income (loss)	$1,807	$491	$(63)	$2,235
Adjusted operating margin	38.2%	21.2%	N/A	31.8%

(a)In the third quarter of 2025, the Company launched a three-year program, Thrive, which focuses on our brand strategy, delivering greater value to clients, accelerating growth and improving efficiency. The program will generate savings from process and automation efficiencies and optimization of our global operating model. Costs in 2025 relate primarily to severance and lease exit charges.
(b)Reflects the change in the fair value of contingent consideration and deferred acquisition related costs.
(c)Reflects estimated liability and legal expenses related to the Greensill litigation.
(d)Reflects one-time acquisition and disposition related retention and other costs.
(e)Risk and Insurance Services in 2025 includes a gain on the sale of a business and a gain on the remeasurement of an investment. These amounts are included in revenue in the consolidated statements of income and excluded from non-GAAP underlying revenue and adjusted revenue used in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(In millions, except per share data)
(Unaudited)
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by the average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months ended March 31, 2026 and 2025.

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,186			$1,412
Less: Non-controlling interest, net of tax		40			31
Subtotal		$1,146	$2.36		$1,381	$2.79
Operating income adjustments	$659			$230
Other net benefit credits	(50)			(43)
Investments adjustment	(2)			(2)
Income tax effect of adjustments (a)	(153)			(50)
		454	0.93		135	0.27
Adjusted income, net of tax		$1,600	$3.29		$1,516	$3.06

(a)For items with an income tax impact, the tax effect was calculated using an estimated effective tax rate for each item based on jurisdiction with a blended rate for items occurring in multiple jurisdictions.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Consolidated
Compensation and benefits	$4,130	$3,850
Other operating expenses	1,713	1,206
Total expenses	$5,843	$5,056

Depreciation and amortization expense	$89	$88
Identified intangible amortization expense	138	139
Total	$227	$227

Risk and Insurance Services
Compensation and benefits	$2,606	$2,451
Other operating expenses	1,134	698
Total expenses	$3,740	$3,149

Depreciation and amortization expense	$50	$50
Identified intangible amortization expense	119	120
Total	$169	$170

Consulting
Compensation and benefits	$1,475	$1,363
Other operating expenses	558	495
Total expenses	$2,033	$1,858

Depreciation and amortization expense	$25	$24
Identified intangible amortization expense	19	19
Total	$44	$43

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,611	$2,687
Cash and cash equivalents held in a fiduciary capacity	11,744	11,473
Net receivables	8,427	7,670
Other current assets	1,454	1,370
Total current assets	23,236	23,200

Goodwill and intangible assets	28,880	29,083
Fixed assets, net	814	829
Pension related assets	2,168	2,140
Right of use assets	1,460	1,460
Deferred tax assets	193	212
Other assets	1,801	1,786
TOTAL ASSETS	$58,552	$58,710

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,702	$1,267
Accounts payable and accrued liabilities	4,180	3,652
Accrued compensation and employee benefits	1,945	3,962
Current lease liabilities	326	333
Accrued income taxes	572	373
Dividends payable	436	—
Fiduciary liabilities	11,744	11,473
Total current liabilities	20,905	21,060

Long-term debt	18,900	18,320
Pension, post-retirement and post-employment benefits	752	786
Long-term lease liabilities	1,523	1,529
Liabilities for errors and omissions	286	288
Other liabilities	1,380	1,412

Total equity	14,806	15,315
TOTAL LIABILITIES AND EQUITY	$58,552	$58,710

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating cash flows:
Net income before non-controlling interests	$1,186	$1,412
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	227	227
Non-cash lease expense	76	73
Share-based compensation expense	139	112
Net (gain) on investments, disposition of assets and other	(3)	(39)

Changes in assets and liabilities:
Accrued compensation and employee benefits	(2,004)	(1,858)
Provision for taxes, net of payments and refunds	157	178
Net receivables	(784)	(599)
Other changes to assets and liabilities	465	9
Contributions to pension and other benefit plans in excess of current year credit	(61)	(55)
Operating lease liabilities	(86)	(82)
Net cash provided by (used for) operations	(688)	(622)
Financing cash flows:
Purchase of treasury shares	(755)	(300)
Net proceeds from issuance of commercial paper	1,049	1,048
Proceeds from issuance of debt	595	—
Repayments of debt	(605)	(505)
Net issuance of common stock from treasury shares	(55)	(9)
Net distributions of non-controlling interests and deferred/contingent consideration	(36)	(53)
Dividends paid	(440)	(405)
Change in fiduciary liabilities	361	86
Net cash provided by (used for) financing activities	114	(138)
Investing cash flows:
Capital expenditures	(62)	(55)
Purchases of long-term investments and other	(14)	(10)
Sales of long-term investments	1	84
Dispositions	12	25
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(41)	(18)
Net cash provided by (used for) investing activities	(104)	26
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(127)	243
Increase (Decrease) in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(805)	(491)
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	14,160	13,674
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$13,355	$13,183

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Balance at March 31,	2026	2025
(In millions)
Cash and cash equivalents	$1,611	$1,604
Cash and cash equivalents held in a fiduciary capacity	11,744	11,579
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$13,355	$13,183

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)
Non-GAAP revenue isolates the impact of foreign exchange rate movements and certain transaction-related items from the current period GAAP revenue. The non-GAAP revenue measure is presented on a constant currency basis, excluding the impact of foreign currency fluctuations. The Company isolates the impact of foreign exchange rate movements period over period, by translating the current period foreign currency GAAP revenue into U.S. Dollars based on the difference in the current and corresponding prior period exchange rates. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue and are consistently excluded from current and prior period GAAP revenues for comparability purposes. Percentage changes, referred to as non-GAAP underlying revenue, are calculated by dividing the period over period change in non-GAAP revenue by the prior period non-GAAP revenue.
The following table provides the reconciliation of GAAP revenue to non-GAAP revenue:

	2026				2025
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Risk and Insurance Services
Marsh Risk	$3,726	$(108)	$(36)	$3,582	$3,453	$(18)	$3,435
Guy Carpenter	1,240	(26)	—	1,214	1,206	(12)	1,194
Subtotal	4,966	(134)	(36)	4,796	4,659	(30)	4,629
Fiduciary Interest Income	85	(1)	—	84	103	—	103
Total Risk and Insurance Services	5,051	(135)	(36)	4,880	4,762	(30)	4,732
Consulting
Mercer	1,661	(68)	(31)	1,562	1,496	(2)	1,494
Marsh Management Consulting	897	(26)	(1)	870	818	—	818
Total Consulting	2,558	(94)	(32)	2,432	2,314	(2)	2,312
Corporate Eliminations	(12)	—	—	(12)	(15)	—	(15)
Total Revenue	$7,597	$(229)	$(68)	$7,300	$7,061	$(32)	$7,029
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

	2026				2025
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Marsh Risk:
EMEA	$1,208	$(82)	$(9)	$1,117	$1,059	$(2)	$1,057
Asia Pacific	369	(13)	(4)	352	335	(1)	334
Latin America	136	(9)	—	127	124	—	124
Total International	1,713	(104)	(13)	1,596	1,518	(3)	1,515
U.S./Canada	2,013	(4)	(23)	1,986	1,935	(15)	1,920
Total Marsh Risk	$3,726	$(108)	$(36)	$3,582	$3,453	$(18)	$3,435
Mercer:
Wealth	$752	$(38)	$(12)	$702	$670	$(4)	$666
Health	661	(20)	(2)	639	608	(5)	603
Career	248	(10)	(17)	221	218	7	225
Total Mercer	$1,661	$(68)	$(31)	$1,562	$1,496	$(2)	$1,494

Note: Amounts in the tables above are rounded to whole numbers.